Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
CONTANGO ORE, INC.

Contango ORE, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows pursuant to Section 242 of the DGCL:

FIRST: This Certificate of Amendment amends the Certificate of Incorporation of the Corporation filed in the Office of the Secretary of State of the State of Delaware on September 1, 2010, as may be amended from time to time (the “Certificate of Incorporation”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the DGCL, adopted resolutions setting forth an amendment to the Certificate of Incorporation of the Corporation to increase the total number of authorized shares of Common Stock of the Corporation and declaring said amendment to be advisable and in the best interests of the Corporation, as follows:

RESOLVED, that the second sentence of Article IV of the Corporation’s Certificate of Incorporation, be, and hereby is, amended to read as follows:

“The number of shares of Common Stock authorized to be issued is forty-five million (45,000,000), par value $0.01 per share, and the number of shares of Preferred Stock authorized to be issued is fifteen million (15,000,000), par value $0.01 per share; the total number of shares of stock which the Corporation is authorized to issue is sixty million (60,000,000).”

THIRD: That at the 2020 Annual Meeting of the Stockholders held on December 11, 2020 the foregoing amendment to Article IV was duly approved by more than a majority of voting power of the outstanding shares of Common Stock, par value $0.01 per share, of the Corporation in accordance with Section 242 of the DGCL.

FOURTH: The foregoing amendment shall be effective as of 5:00 p.m., Eastern Time, on the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officer this 11th day of December, 2020.

CONTANGO ORE, INC. By: /s/ Rick Van Nieuwenhuyse Name: Rick Van Nieuwenhuyse Title: President and Chief Executive Officer